AMENDMENT NO. 11 TO

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

TCW Funds, Inc. and TCW Investment Management Company hereby agree to amend the Investment Advisory and Management Agreement (the “Agreement”) entered into by the parties and dated as of February 6, 2013, as amended February 6, 2013, June 26, 2013, November 24, 2014, June 23, 2015, January 26, 2016, September 26, 2016, August 25, 2017, February 28, 2018, February 28, 2019, and February 28, 2020 as follows:

This amendment shall be effective as of July 15, 2024. All other terms and conditions of the Agreement will remain in full force and effect, including the existing provisions of Schedule A and any amendments, thereof.

SCHEDULE A

Fund	Annual Fee Rate (expressed as a percentage of net assets)

TCW Central Cash Fund	None

IN WITNESS WHEREOF, the parties have agreed to and executed this amendment to the Agreement on the day and year written above.

Attest	TCW FUNDS, INC.

By:
Peter Davidson	Megan McClellan
Vice President and Secretary	President and Principal Executive Officer

By:
Richard Villa
Treasurer and Principal Financial Officer

Attest	TCW INVESTMENT MANAGEMENT COMPANY

By:
Peter Davidson Senior Vice President, Associate General Counsel and	Megan McClellan Group Managing Director
Assistant Secretary

By:
Richard Villa
Chief Financial Officer and Managing Director